Exhibit 10.87

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2005, by and between Warp Technology Holdings, Inc., a Nevada corporation operating under the name Halo Technology Holdings (“Purchaser”), TAC/Halo, Inc., a California corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), Tesseract Corporation, a California corporation (the “Company”) and Platinum Equity, LLC, a Delaware limited liability company (“Seller”).

R E C I T A L S

A. Seller owns 100% of the common stock, par value $0.01 per share (the “Stock”), of the Company.

B. Merger Sub is a wholly owned subsidiary of Purchaser.

C. The respective Boards of Directors of Purchaser, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the “Merger”), pursuant to which Merger Sub will be the surviving corporation and Seller will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein;

D. For Federal income tax purposes, Purchaser and Seller intend for the Merger contemplated hereby to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

A G R E E M E N T

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Act” shall have the meaning given to such term in Section 4.7.

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration or mediation.

“Agreement” shall have the meaning given to it in the Preamble.

“Business” shall mean the business and operations of the Company.

“Cash Consideration” shall have the meaning given to such term in Section 2.5.

“Certificates of Merger” shall have the meaning given to such term in Section 2.1.

“CCC” shall mean the California Corporations Code (the “CCC”)

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock of the Purchaser.

“Company” shall have the meaning given to such term in the Preamble.

“Contracts” shall mean all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements to which the Company is a party, whether written, oral, established through course of dealing or otherwise.

“Damages” shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, including, without limitation, interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof.

“Effective Time” shall have the meaning given to such term in Section 2.1.

“Employee Benefit Plan(s)” shall mean other than any obligations pursuant to any Laws, (i) any Employee Welfare Plan or any Pension Plan, (ii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA to which the Company has contributed or been obligated to contribute, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual Employees), arrangement or commitment maintained by the Company for the benefit of Employees.

“Employee Welfare Plan” shall mean other than any obligations pursuant to any Laws, any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, which the Company sponsors, or under which the Company may incur any liability, and which covers any Employees, including each multi-employer welfare benefit plan.

“Employees” shall have the meaning given to such term in Section 3.10(e) hereof.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, mortgage,

security interest, restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” shall mean all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of hazardous substances.

“Equity Consideration” shall have the meaning given to such term in Section 2.5.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning given to such term in Section 3.9(a) hereof.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Governmental Authority” shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative actions of or pertaining to government.

“Halo Financial Statements” have the meaning given to such term in Section 4.10.

“Indebtedness” shall mean (i) any liability for borrowed money, (ii) any liability arising from a guarantee of another Person’s borrowed money, (iii) a promissory note or similar instrument of indebtedness, and (iv) any liability for the payment of purchase price from the acquisition of the Company, or past acquisitions of other businesses by the Company.

“Indemnitee” shall have the meaning given to such term in Section 6.2(c) hereof.

“Indemnitor” shall have the meaning given to such term in Section 6.2(c) hereof.

“Intellectual Property” shall mean (i) any and all trademarks, service marks, trade names, mask works, copyrights and patents (including registrations, licenses, and applications pertaining thereto) owned by or licensed to the Company, and (ii) any and all trade secrets, discoveries, inventions, know-how and any and all other intellectual property rights owned by or licensed to the Company that are used by the Company, other than standard licenses to use ordinary, commercially available software and systems.

“knowledge of Seller”, “to Seller’s knowledge” and any similar phrase shall mean the actual knowledge of Rick Bigelow, Christian Ruth, Adam Cooper, Jason Farber and Dan Krasner.

“Laws” shall mean any and all case law, common law, and any and all federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning given to such term in Section 3.11.

“Leases” shall mean all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which the Company is a party and pursuant to which the Company leases, subleases or licenses any real property.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that has, or is reasonably likely to have, a material adverse effect on the business, operations, financial condition, taken as a whole, of the Company, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which the Company participates, (ii) in general to the industries in which the Company operates and not specifically relating to the Company, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

“Material Contracts” shall have the meaning given to such term in Section 3.12(a).

“Merger” shall have the meaning given to such term in Recital C.

“Merger Consideration” shall have the meaning given to such term in Section 2.5.

“Merger Sub” shall have the meaning given to such term in the Preamble.

“Most Recent Balance Sheet” shall have the meaning given to such term in Section 3.9(a).

“Note” shall have the meaning given to such term in Section 2.6.

“Obligations” means any Indebtedness or other obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Ordinary Course” means the ordinary course of Business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Pension Plan” shall mean other than any obligations pursuant to any Laws, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA), which the Company sponsors or to which the Company contributes or is required to contribute, or under which the Company may incur any liability.

“Permits” shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

“Permitted Encumbrances” shall mean (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) purchase money security interests in any property acquired by the Company; (iv) interests or title of a lessor under any Lease; (v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith; (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the Ordinary Course or materially detracting from the value of the assets of the Company; and (vii) source code escrows granted in favor of certain customers.

“Person” means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

“Pre-Closing Tax Period” shall have the meaning given to such term in Section 7.1. hereof

“Proceeding” shall mean any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Purchaser” shall have the meaning given to such term in the Preamble to this Agreement.

“Purchaser Schedules” shall have the meaning given to such term in Article 4.

“Purchaser’s 401(k) Plan” shall have the meaning given to such term in Section 5.4(b) hereof.

“Purchaser’s FSA” shall have the meaning given to such term in Section 5.4(c) hereof.

“Purchaser Sponsored Plan” shall have the meaning given to such term in Section 5.4(a) hereof.

“Registration Rights Agreement” shall mean the agreement of the Purchaser to register the Common Stock issuable upon conversion of the Series D Preferred Stock in a form to be agreed upon by the Purchaser and the Seller, each acting reasonably.

“Representative” shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“SEC” shall have the meaning given to such term in Section 4.10.

“SEC Documents” shall have the meaning given to such term in Section 4.10.

“Seller” shall have the meaning given to such term in the Preamble.

“Seller’s 401(k) Plan” shall have the meaning given to such term in Section 5.4(b) hereof.

“Seller’s FSA” shall have the meaning given to such term in Section 5.4(c) hereof.

“Senior Credit Warrants” shall have the meaning given to such term in Section 4.9.

“Series D Certificate of Designation” means the Purchaser’s Certificate of Designation, Preferences and Rights in the form to be agreed upon between Purchaser and Seller, each acting reasonably, prior to the Closing.

“Series D Preferred Stock” means shares of Purchaser’s preferred stock designated as Series D Preferred Stock and having such other preferences and rights as is set forth in the Series D Certificate of Designation

“Stock” shall have the meaning given to such term in Recital A.

“Subordinated Note Payment” shall have the meaning given to such term in Section 2.6.

“Tax(es)” shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any Governmental Authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers’ compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

“Tax Audit” shall have the meaning given to such term in Section 7.4 hereof.

“Tax Return” shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“4Horsemen Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated of even date herewith, between Purchaser, Seller, EnergyTRACS Acquisition Corp. and Milgo Holdings, LLC.

“Third Party Reimbursement” shall have the meaning given to such term in Section 6.5 hereof.

ARTICLE 2
MERGER

2.1 Closing. The consummation of the Merger (the “Closing”) shall take place on September 30, 2005 (such date, the “Closing Date”) provided that (i) commensurate with the Closing, the transactions contemplated by the 4Horsemen Purchase Agreement shall be consummated and (ii) as of such date, the conditions set forth in Section 8.1 (with respect to Purchaser’s obligation to Close) and Section 8.2 (with respect to Sellers’ obligations to Close) shall have been satisfied and (iii) Purchaser shall have filed and caused to become effective the Series D Certificate of Designation with the Nevada Secretary of State. On or immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing articles or certificates of merger as contemplated by the CCC in the form of Exhibit A attached hereto (the “Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CCC (the time of such filing being the “Effective Time”).

2.2 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the CCC, the Company shall be merged with and into the Merger Sub, the separate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time, as amended and restated to be in the form attached to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the CCC and such Certificate of Incorporation.

(b) Bylaws. At Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of Merger Sub until thereafter amended in accordance with the CCC, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(c) Directors. The board of directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial board of directors and officers of Merger Sub, each such director and officer to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.5 Merger Consideration. The aggregate consideration payable pursuant to the Merger to the holder of the Stock shall consist of (a) $5,500,000 in cash payable at Closing (the “Cash Consideration”), (b) that number of shares of Series D Preferred Stock as shall be obtained by dividing $6,750,000 by a divisor to be agreed upon by Purchaser and Seller, each acting reasonably and in a manner consistent with the discussions held between them prior to the date hereof (the “Equity Consideration”), and (c) $1,750,000 payable no later than March 31, 2006 (the “Note Payment”). Such Cash Consideration, Equity Consideration and the Note Payment shall in the aggregate be referred to as the “Merger Consideration”.

2.6 Conversion of the Stock; Merger Sub Shares.

(a) Conversion of Shares. All shares of Stock outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the Cash Consideration, the Equity Consideration and the right to receive the Note Payment. Purchaser’s obligation to make the Note Payment shall be represented by delivery to Seller of a promissory note to be agreed upon by Purchaser and Seller, each acting reasonably, prior to the Closing (the “Note”).

(b) Treasury Shares. Each share of capital stock held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

(c) Merger Sub Share. Each share of Merger Sub issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of the Surviving Corporation.

2.7 Exchange of Certificates.

(a) At the Closing, certificates representing the Stock shall be canceled in exchange for the Merger Consideration.

(b) No Fractional Securities. No fractional shares of Series D Preferred Stock shall be issuable in the Merger. In lieu of any such fractional shares, Seller shall be entitled to receive the next whole share of Series D Preferred Stock rounding up to if such fraction is 0.5 or greater or down if such fraction is less than 0.5.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules (“Schedules”) delivered by Seller to Purchaser upon execution of this Agreement or pursuant to Section 5.11 (referencing the applicable section of this Article 3), Seller represents and warrants to Purchaser as follows:

3.1 Organization and Existence. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of California. The Company has all requisite power and authority to own and operate the Business and to carry on the Business as presently conducted. The Company is qualified or licensed to do business in each jurisdiction in which the conduct of the Business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so duly qualified or licensed would not have a Material Adverse Effect. Schedule 3.1 lists: (i) the employer identification number for the Company; (ii) all legal names used by the Company and its predecessors, if any, in the last three (3) years; (iii) all entities merged with or into the Company or its respective predecessors, if any, in the last three (3) years; and (iv) the address for each location at which the Company has an office or otherwise has any material assets (other than Employees working out of their homes). Accurate and complete copies of the articles of incorporation and bylaws, each as amended to date, have been made available to Purchaser.

3.2 Authorization. Each of Seller and the Company has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the Company have been duly authorized by all necessary action on the part of Seller and the Company.

3.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Seller and the Company. This Agreement constitutes a legal, valid and binding agreement of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4 Capitalization; Title to the Stock.

(a) (i) The Stock is owned, of record and beneficially, as of the date hereof and the Closing, by Seller, and represents the only outstanding stock, stock appreciation rights, phantom stock rights, profit participation rights or any other economic, voting, ownership or any other type of direct or indirect equity interest in the Company. As of the date hereof and Closing, there are no securities in the Company other than the Stock.

(b) The bylaws and articles of incorporation of the Company do not impose upon any holder of the Stock any obligation to make capital contribution commitments to the Company. As of the Closing Date, the Stock will be held by Seller free and clear of all Encumbrances, other than those arising under applicable state or Federal securities laws.

(c) As of the Closing, Seller is not subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Stock. As of the Closing Date, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of membership or other interest or security in the Company, other than pursuant to any actions taken by on behalf of Purchaser or its affiliates. Schedule 3.4 sets forth a list of the officers and directors of the Company.

3.5 Subsidiaries and Joint Ventures.

(a) The Company does not have any subsidiaries.

(b) As of the date hereof and Closing, the Company is not a partner in any general or limited partnership, a member of any limited liability company, an equity owner of any entity or a party to any joint venture with any other Person.

3.6 No Conflict or Violation; Consents. Neither the execution and delivery of this Agreement by Seller or the Company nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the organizational documents of Seller or the Company; (ii) a violation by Seller or the Company of any applicable Law; (iii) a violation by Seller or the Company of any order, judgment, writ, injunction, decree or award to which Seller or the Company is a party or by which Seller or the Company is bound or affected; (iv) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than the Company a right of termination or consent under, any Material Contract; or (v) an imposition of an Encumbrance on the Stock or the assets of the Company.

3.7 Governmental Consents and Approvals. Except to the extent that the absence thereof would not have a Material Adverse Effect, no Permit, approval, consent or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority is required to be made or obtained by Seller or the Company by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby in order to enable Purchaser to own the Stock and to permit the Surviving Corporation to continue the lawful operation of the Business following the Closing Date in substantially the same manner as it is presently conducted by the Company.

3.8 Pending Litigation. Schedule 3.8 sets forth a complete and correct list of all pending Actions and, to the knowledge of Seller, any Actions threatened against the Company, or which have been initiated by the Company, or which would affect the ability of Seller to consummate the sale of the Stock.

3.9 Financial Information.

(a) Financial Statements. Seller has furnished to Purchaser copies of (i) the Company’s unaudited balance sheet as of December 31, 2004, and the related statements of income for the fiscal year then ended, (ii) the Company’s unaudited balance sheet as of December 31, 2003 and the related consolidated statements of income for the fiscal year then ended and (iii) the Company’s balance sheet as of June 30, 2005 (the “Most Recent Balance Sheet”) and the related statement of income for the six months then ended (the “Financial Statements”). Except as set forth on Schedule 3.9(a), the Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods, fairly present in all material respects the financial condition of the Company at the respective dates thereof and the results of operations of the Company for the respective periods covered by the statements of income contained therein, and are correct and complete in all material respects.

(b) Indebtedness. As of the Closing Date, the Company will not have any outstanding Indebtedness.

(c) Undisclosed Liabilities. The Company does not have any Obligations except (i) liabilities which are reflected and properly reserved against in the Most Recent Balance Sheet, (ii) liabilities incurred in the Ordinary Course since the Most Recent Balance Sheet date, (iii) liabilities arising under any of the Contracts, (iv) liabilities which are not required to be reflected on a balance sheet prepared in accordance with GAAP.

(d) Inter-company Assets and Liabilities. As of the Closing Date, all non-trade payable inter-company accounts receivable, accounts payable and accrued inter-company expenses between the Company, on the one hand, and the Seller and its affiliates, on the other hand, shall have been paid or otherwise extinguished and there will be no non-trade inter-company assets or liabilities.

(e) Controls. The Company maintains a reasonable process or procedure under which management of the Company is aware of or authorizes material transactions of the Company such that such transactions may be recorded on the quarterly and annual financial reports of the Company in accordance with GAAP.

3.10 Absence of Certain Changes. Since the Most Recent Balance Sheet, there has been no Material Adverse Effect. In addition, since the Most Recent Balance Sheet, the Company has operated in the Ordinary Course and has not, with a view to the anticipated sale of the Company, (i) sought to extend the time of payment of any payables in a manner inconsistent with the Ordinary Course, (ii) sought to advance the collection of receivables in a manner inconsistent with the Ordinary Course, or (iii) offered any material discounts on any receivables or extended maintenance agreement outside the Ordinary Course. Without limiting the generality of the foregoing, since the Most Recent Balance Sheet the Company has not:

(a) sold, assigned, licensed, leased, transferred, disposed of, or agreed to sell, assign, license, lease, transfer or dispose of, any asset other than in the Ordinary Course;

(b) acquired any equity interests in any other Persons, acquired any material assets, except in the Ordinary Course, nor acquired or merged with any other business or Person;

(c) incurred or created any Encumbrances on any of its assets, other than Permitted Encumbrances;

(d) suffered the destruction, damage or other loss (whether or not covered by insurance) of any assets or property material to the conduct of the Business;

(e) increased the salary or other compensation payable or to become payable to any employee of the Company (“Employees”) or obligated itself to pay any bonus or other additional salary or compensation to any Employee in each case other than in the Ordinary Course;

(f) other than with respect to at-will Employees, entered into any employment Contract or collective bargaining Contract, or modified the terms of any existing such Contract, or made any other change in employment terms for any Employees outside of the Ordinary Course;

(g) adopted, amended, modified, or terminated any Employee Benefit Plan;

(h) made any loan to, or entered into any other transaction with, any Employees, other than the hiring of at-will Employees in the Ordinary Course;

(i) waived, amended, modified, terminated or canceled any Material Contract or material right, nor has any third party taken any such action with respect to any Material Contracts;

(j) suffered any disposition or lapse of any owned Intellectual Property, including, without limitation, the expiration of any applications for registration of any owned Intellectual Property rights;

(k) licensed any Intellectual Property, other than to end users, customers or distributors in the Ordinary Course;

(l) made any material capital expenditures;

(m) made any investment in, or any loan to, any other Person;

(n) created, incurred, assumed, or guaranteed any Indebtedness;

(o) terminated the services of any key Employee without cause;

(p) made any non-cash dividend or non-cash distribution to any holder of the Stock;

(r) issued any new equity securities;

(s) made any change in the accounting policies of the Company, other than as required in accordance with law or GAAP.

(t) entered into any Contract to take any action, or permit any occurrence, described above.

3.11 Real Property. Schedule 3.11 sets forth a complete and correct list of all real property leased by the Company (“Leased Real Property”). The Company has not subleased or otherwise granted any other Person a right to use any real property. The Company does not own any fee interest in any real property. To Seller’s knowledge, no Proceedings are pending which would affect or pertain to the zoning or use of any of the material Leased Real Property.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a complete list of the following Contracts (the “Material Contracts”): all (i) agreements for Indebtedness to which the Company is a party and which will not be terminated at or prior to Closing; (ii) agreements or commitments to make material capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties of the Company, other than in the Ordinary Course; (iv) agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any Person; (v) Leases; (vi) joint venture agreements and partnership agreements to which the Company is a party; (vii) any license from a third party for Intellectual Property, other than shrink wrapped software that is generally available in the commercial markets, such as word processing programs; (viii) Contracts involving the Company’s investment in, or any loan to, any other Person; (ix) other than with respect to at-will Employees, employment agreements or loan agreements with any Employees; (x) Contracts that involve payments or receipts of either (A) more than $50,000 annually or (B) $200,000 in the aggregate in future payments or receipts over the life of such Contract; (xi) any Contract between the Company, on the one hand, and Seller or an affiliate of Seller (other than a Company), on the other hand, (xii) contracts relating to commission arrangements with others, (xiii) consulting contracts or severance agreements, (xiv) capital leases (as determined in accordance with GAAP), and (xv) any Contract with Federal, state or local government or any agency or department thereof that involve receipts of more than $150,000 annually. All Material Contracts that have been provided to Buyer are accurate and complete copies.

(b) Each Material Contract is valid, binding and enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To the knowledge of Seller, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms. The Company is not in default, violation or breach in any material respect under any Material Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Except as disclosed on Schedule 3.12(b), each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a complete and correct list of all products or services offered by the Companies (other than those that form an immaterial portion of the Business) as well as patents, patent applications, registered trademarks, registered service marks, and registered copyrights, and all applications for registration included in the registered Intellectual Property filed by or held in the name of the Company.

(b) (i) Without expansion of the representations and warranties made in this subjection (b)(ii) and (b)(iii), all right, title and interest in and to the Intellectual Property is either owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, or is licensed by the Company from a third party unaffiliated with Seller pursuant to a written license, (ii) no claims have been made or, to the knowledge of Seller, threatened (including by way of a demand letter), to Seller or the Company by any Person, and to the knowledge of Seller, there are no grounds for any Person to claim that (A) the Company does not own or have the right to use, as applicable, any material Intellectual Property used in the Business, (B) the operation of the Business of the Company as presently conducted is infringing, misappropriating or otherwise violating the intellectual property rights of any Person, or (C) the Intellectual Property purported to be owned by the Company infringes, misappropriates or otherwise violates the intellectual property rights of any third party or is invalid or unenforceable, and (iii) to the knowledge of Seller, the Company is not infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person. To Seller’s knowledge, the Company has taken reasonable and customary steps to safeguard and maintain the secrecy and confidentiality of the Intellectual Property.

(c) To the knowledge of Seller, no Person is currently infringing or otherwise violating the Company’s rights in any owned Intellectual Property.

(d) The registrations with respect to the registered Intellectual Property owned by the Company set forth on Schedule 3.13(a) (other than those trademarks designated “Inactive Marks” or “Trademark Applications”) are complete and accurate and are in full force and effect.

3.14 Employees. There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of Seller, threatened against the Company. Neither Seller nor the Company is party to or bound by any collective bargaining agreement with respect to any Employees. To the knowledge of Seller, no certification question or organizational drive exists or has existed within the past two (2) years with respect to Employees. There is no unfair labor practice, charge or complaint of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or any other matter against or involving the Company pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority pertaining to or involving Employees. Except as required by any Law, the Company has not entered into any severance Contract or similar arrangement in respect of any Employee that will result in any obligation (absolute or contingent) of the Company to make any payment to any Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement. Schedule 3.14(b) lists the names of all current Employees as of the date of this Agreement. Seller has provided a list to Purchaser that contains the current base salary or hourly wage rate and the 2004 bonuses and commissions of all Employees.

The Company is in compliance in all material respects with all applicable Laws relating to employment practices. The Company has made available to Purchaser accurate and complete copies of all current and existing employee manuals and handbooks.

3.15 Employee Benefits. Schedule 3.15 sets forth a complete and correct list of all Employee Benefit Plans of the Company. Each such Employee Benefit Plan complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any such Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the Company, and neither Seller nor the Company has failed to make any contribution to, or to make any payment under, any such Employee Benefit Plan that it was required to make prior to Closing pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company. To the extent that the Company or its affiliates have accrued or reserved for any contribution or payment under any such Employment Benefit Plan in the Financial Statement or the Most Recent Balance Sheet it shall be not be deemed a breach of the representations set forth in this Section.

3.16 Taxes. (i) All Tax Returns relating to the Company that are required by Law to be filed have been duly filed on a timely basis, (ii) all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, (iii) the Company has not waived or has been requested to waive any statute of limitations in respect of Taxes, (iv) there are no pending or threatened Actions for the assessment or collection of Taxes that relate to the activities or income of the Company, (v) there are no liens for Taxes upon the assets of the Company other than liens for Taxes not yet due and payable or being contested in good faith, (vi) all material Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on their respective books and records in accordance with GAAP and (vii) all material Tax deficiencies of the Company determined as a result of any past completed audit have been satisfied. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company. The Company has properly requested, received and retained all necessary sales tax exemption certificates.

3.17 Compliance with Law. The Company currently conducts the Business in compliance in all material respects with all Laws applicable to the conduct of the Business. Neither Seller nor the Company has received any written notice from, nor does Seller have any knowledge that, any Governmental Authority or other Person is claiming or threatening to claim any violation or potential violation of any Law with respect to the Company.

3.18 Permits. The Company holds all material Permits necessary for the lawful operation of the Business as presently conducted, and all such Permits are in full force and effect.

3.19 Insurance. Schedule 3.19 contains an accurate list of all policies of insurance in effect on the date hereof relating to the Company. All such policies are valid, outstanding and enforceable. The Company has not received notice of any actual or threatened modification or cancellation of any such insurance.

3.20 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller or the Company in such manner as to give rise to any claim against Purchaser or the Company, for any brokerage or finders’ commission, fee or similar compensation.

3.21 Accounts Receivable. The accounts and notes receivable reflected in the Most Recent Balance Sheet of the Company are recorded in accordance with GAAP, and the accounts and notes receivable after the date of the Most Recent Balance Sheet arose from bona fide transactions, including sales of goods or services rendered. All reserves for bad debt shown on the Most Recent Balance Sheet of the Company are reflected properly in accordance with GAAP.

3.22 Customers. Schedule 3.22 sets forth a complete and accurate list of the names of the ten customers who purchased from the Company the greatest dollar volume of products or services during the Company’s last fiscal year, showing the approximate total billings in United States dollars to each such customer during such fiscal year. The Company has not received any written communication from any customer named on Schedule 3.22 of any intention to return, terminate or materially reduce purchases from the Company.

3.23 Bank Accounts. Set forth on Schedule 3.23 is a complete list of each bank, brokerage or similar account of the Company and the names of all officers or employees of the Company who are authorized to make withdrawals therefrom or dispositions.

3.24 Books and Records. The business accounting and operating records of the Company have been maintained in accordance with generally accepted industry practice.

3.25 Environmental Matters. The Company is operating in compliance in all material respects with applicable Environmental Laws in respect to the Leased Real Property. The Company has not received any notice in the last three years from any Governmental Authority in connection with environmental issues arising out of or relating to the Leased Real Properties. There are no pending civil, criminal or administrative proceedings against the Company under any Environmental Laws arising out of or relating to the condition of any of the Leased Real Properties or the Company’s activities thereon.

3.26 No Other Agreements to Sell the Company or the Stock. Seller does not have any Contract with any other Person to sell all or a majority of the Stock or all or substantially all of the assets of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.27 Investment Intent. Seller is acquiring the Series D Preferred Stock and the Common Stock issuable upon conversion thereof for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Seller understands and agrees that it may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Series D Preferred Stock or any of the Common Stock issuable upon conversion thereof (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

3.28 Questionable Payments. To the knowledge of Seller, none of the executives, officers, or employees of the Company (when acting in such capacity or otherwise on behalf of the Company): (i) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other corporate properties; or (v) has made any bribe, payoff, kickback or other unlawful payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules (the “Purchaser Schedules”) delivered by Purchaser to Seller upon execution of this Agreement or pursuant to Section 5.11 (referencing the applicable section of this Article 4), Purchaser represents and warrants to Seller as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of California.

4.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement, the Note, to file the Series D Certificate of Designation and to enter into the Registration Rights Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including the issuance of the Series D Preferred Stock and the Common Stock issuable upon conversion of the Series D Preferred Stock. The execution, delivery and performance by Purchaser of this Agreement, the Note, the Series D Certificate of Designation and the Registration Rights Agreement have been duly authorized by all necessary action on the part of Purchaser. Merger Sub has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Merger Sub.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement, the Registration Rights Agreement, the Note and the Series D Certificate of Designation have been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement, the Registration Rights Agreement, the Note or the Series D Certificate of Designation by Purchaser nor the consummation of the transactions contemplated hereby and thereby, including the issuance of the Series D Preferred Stock and the Common Stock issuable upon conversion of the Series D Preferred Stock will result in (i) a violation of, or a conflict with, the organizational documents of Purchaser; (ii) a violation by Purchaser of any applicable Law; (iii) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or by which Purchaser is bound or affected; (iv) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than Purchaser a right of termination or consent under, any material Contract to which Purchaser is a party; or (v) an imposition of an Encumbrance on the Series D Preferred Stock or the Common Stock.

4.5 Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement, the Note, the Registration Rights Agreement or the Series D Certificate of Designation.

4.6 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any claim against

Seller or the Company for any brokerage or finders’ commission, fee or similar compensation.

4.7 Investment Intent. Purchaser is acquiring the Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Act”). Purchaser understands and agrees that it may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Stock (i) without registration under the Act, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

4.8 Investigation by Purchaser. Purchaser acknowledges that it has been provided with access to such information concerning the Company as it has requested and has deemed necessary and appropriate to permit it to conduct such review to its satisfaction.

4.9. Capital Structure. As of June 30, 2005, the authorized capital stock of Purchaser consists only of: 150,000,000 shares of Common Stock, of which 3,110,800 shares were issued and outstanding; 16,000,000 shares of Series C Preferred Stock, 14,193,095 shares of which are issued and outstanding; and outstanding options and warrants to purchase 22,285,971 shares of Common Stock and there are no other authorized shares of any class authorized, issued or outstanding. In addition, outstanding convertible subordinated notes are convertible into 2,500,000 shares of Common Stock and warrants to purchase Common Stock were issued in connection with the Purchaser’s senior credit facility entered into on August 2, 2005 (the “Senior Credit Warrants”). Assuming an additional drawdown of $15.0 million under such credit facility in connection with the transactions contemplated by this Agreement and the 4Horsemen Purchase Agreement, there will be in the aggregate 2,065,505 shares of Common Stock issuable upon exercise of the Senior Credit Warrants at a strike price of $.01 per warrant share. Other than the convertible instruments described above, no person has any phantom rights, options, warrants or other equity interest or instrument convertible into any equity interest in Purchaser or otherwise has any right to acquire any equity interest or any instrument convertible into any equity interest in Purchaser. All of the issued and outstanding shares of Purchaser’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in full compliance with applicable state and Federal securities law and any rights of third parties. The Equity Consideration and the Common Stock issuable upon conversion of the Series D Preferred Stock, will be, when issued, duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and issued in accordance with applicable state and Federal securities laws and any rights of third parties, free and clear of all Encumbrances. Other than as listed on Schedule 4.10, there are no voting agreements, buy-sell agreements, options or rights of first purchase agreements or other agreement of any kind among Purchaser and any of the security holders of Purchaser relating to the securities of Purchaser held by them. Other than as listed on Schedule 4.10, no Person has the right to require Purchaser to register any securities of Purchaser under the Act. The issuance and sale of the Equity Consideration hereunder will not obligate Purchaser to issue shares or other securities to any other Person (other than Seller) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Purchaser has reserved a sufficient number of shares of capital stock for issuance upon conversion of the Series D Preferred Stock. The offer and sale of the Equity Consideration to Seller as contemplated hereby is exempt from the registration requirements of the Act, subject to the accuracy of Seller’s warranties hereunder.

4.10 SEC Documents/Purchaser Financial Statements. Purchaser has furnished or made available to Seller true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2004, all in the form so filed (all of the foregoing being collectively referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Act or the Securities Exchange Act of 1934, as amended, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The consolidated financial statements of Purchaser, including the notes thereto, included in the SEC Documents (the “Halo Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rule) and present fairly, in all material respects, the consolidated financial position of Purchaser at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.11 Taxes. (i) All Tax Returns relating to Purchaser and its subsidiaries that are required by Law to be filed have been duly filed on a timely basis, (ii) all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, and (iii) there are no material pending or threatened Actions for the assessment or collection of Taxes that relate to the activities or income of Purchaser or its subsidiaries.

4.12 Indebtedness. All Indebtedness of Purchaser and its subsidiaries is disclosed in the SEC Documents. Neither Purchaser nor its subsidiaries is in material violation of any terms of any Indebtedness.

4.13. Litigation. Except as disclosed in the SEC Documents, there are no pending, or to Purchaser’s knowledge, threatened, Actions against Purchaser or its subsidiaries.

4.14 Undisclosed Liabilities. Purchaser and its subsidiaries do not have any liabilities or obligations (known, unknown, asserted, unasserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise, including any liability for Taxes) except (i) liabilities which are reflected and properly reserved against in the most recent balance sheet included in the SEC Documents, (ii) liabilities incurred in the ordinary course of Purchaser’s and its subsidiaries’ business since the date of such balance sheet, (iii) liabilities arising under any of the Contracts, (iv) liabilities which are not required to be reflected on a balance sheet prepared in accordance with GAAP.

4.15 Internal Controls. Purchaser and its subsidiaries currently conduct their business in compliance in all material respects with all Laws applicable to the conduct of their respective business, including the Sarbanes-Oxley Act of 2002.

ARTICLE 5
COVENANTS

5.1 Third Party Consents. Seller shall provide such commercially reasonable assistance as Purchaser may reasonably request in obtaining third party consents set forth on Schedule 3.6. In no event shall Seller be liable for obtaining the consents set forth on Schedule 3.6.

5.2 Confidentiality. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions. The obligations set forth in this Section 5.2 are in addition to and are not intended to supersede or replace the obligations of Purchaser pursuant to any confidentiality agreement entered into by Purchaser and Seller and their respective affiliates prior to the date hereof.

5.3 Publicity. Any press release or similar announcement concerning the consummation of the transactions contemplated hereby by any party shall be provided to the other parties for review and approval prior to its release, which approval shall not be unreasonably withheld; provided, however, Seller or Purchaser or their respective affiliates may, without the consent of the other, publish and use standard tombstone announcements regarding the consummation of the transactions contemplated by this Agreement; provided further, that in no event shall any party publicly disclose the Merger Consideration or the approximate amount thereof, without the consent of the other parties. Following the issuance of the initial announcement, either party may, without the consent of the other, publish additional announcements that contain substantially similar material as the initial announcement. This Section 5.3 shall not prevent announcements provided by law or securities regulations, provided that the other parties hereto shall have the opportunity to read and comment on such announcements prior to the release thereof.

5.4 Employees and Employee Benefits.

(a) Purchaser understands and acknowledges that, effective as of the Closing Date, the employee benefits currently provided to Employees under the Employee Benefit Plans listed on Schedule 3.15 shall terminate (except to the extent benefits under any Employee Benefit Plan may be available after the Closing under the terms of any such plan, to the extent required by Law). Following the Closing, Purchaser covenants to Seller to comply with all applicable Law regarding the continuance of current compensation and benefits for the Employees. Except to the extent that any employee benefits will continue to be available to the Employees under any Employee Benefit Plans, Purchaser shall either provide employee benefits to the Employees under one or more employee benefit plans offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish new employee benefit plans for the Employees (any such employee benefit plans are referred to as “Purchaser Sponsored Plans”). Purchaser shall use commercially reasonable efforts to provide, where applicable, that: (i) any waiting periods or limitations regarding pre-existing conditions with respect to the Employees and their beneficiaries under any Purchaser Sponsored Plans will be waived to the extent waived or satisfied under the applicable Employee Benefit Plan; (ii) any covered expenses incurred by an Employee under any Employee Benefit Plan for any plan period prior to the Closing will be credited towards any deductibles, limits or out-of-pocket maximums under any Employee Benefit Plan; and (iii) each Purchaser Sponsored Plan will give each Employee credit for such Employee’s service with the Company and its respective predecessor companies prior to the Closing for eligibility and vesting purposes only, to the extent such service was credited under the applicable Employee Benefit Plan.

(b) 401(k) Plans. Effective as of the Closing Date, the Employees shall cease to participate in the Platinum Equity 401(k) Plan (“Seller’s 401(k) Plan”), and on or as soon as administratively practicable following the Closing Date, Purchaser shall provide to the Employees either the right to participate in a 401(k) plan offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish a new 401(k) plan for the Employees (any such 401(k) plan is referred to as “Purchaser’s 401(k) Plan”). As soon as is reasonably practicable following the Closing Date, Seller shall cause the trustee of Seller’s 401(k) Plan to transfer account balances related to the Employees (including any outstanding loans) from Seller’s 401(k) Plan to Purchaser’s 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. Seller and Purchaser shall use commercially reasonable efforts to effect such transfer of assets in a timely manner. Until such transfer is accomplished, Seller shall cause the trustee(s) of Seller’s 401(k) Plan to suspend any default on any loan from Seller’s 401(k) Plan to any Employee.

(c) Flexible Spending Accounts. Purchaser shall establish a flexible spending account for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Purchaser’s FSA”), effective as of the Closing Date, for each Employee who is a participant, and maintains a positive account balance, in a flexible spending account for medical or dependent care expenses under a plan maintained by Seller pursuant to Section 125 and Section 129 of the Code ( “Seller’s FSA”). Purchaser shall credit the applicable account of each such Employee under the Purchaser’s FSA with an amount equal to the balance of each such Employee’s account under the Seller’s FSA on the date immediately prior to the commencement of participation in Purchaser’s FSA, and Seller will transfer to Purchaser in cash the funding for all positive account balances.

5.5 Replacement of Certain Insurance Policies. Purchaser understands and acknowledges that, effective as of the Closing Date, the insurance coverage currently provided to the Company under the insurance policies listed on Schedule 3.19, shall terminate. From and after the Closing, Purchaser shall be solely responsible for providing insurance coverage for the Surviving Corporation.

5.6 Replacement of L/C’s and Cash Deposits. At Closing, Purchaser shall (i) replace the letters of credit issued on behalf of the Company that are listed on Schedule 5.6 with alternate letters of credit from a nationally recognized bank and (ii) shall replace the cash security deposits set forth on Schedule 5.6 or, alternatively, the Cash Consideration portion of the Merger Consideration shall be increased by the amount of such cash deposits.

5.7 Access to Information. Between the date hereof and the earlier of Closing or termination of the transactions contemplated hereby, the Company and Seller shall give Purchaser and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties, assets and employees of the Company and to all of the Company’s documents, books and records relating to its current and past operations and business and to make copies thereof. Purchaser will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and will be held confidential by those to whom it is disclosed.

5.8 Conduct of the Business Pending Closing. Except as set forth on Schedule 5.8, between the date hereof and the Closing hereunder, Purchaser will cause the Company to (unless otherwise consented to by Seller which consent will not be unreasonably withheld or unless disclosed in the Disclosure Schedules):

(a)	conduct the Business in its Ordinary Course;

(b)	not enter into any Contract with any party, other than Contracts entered into in the Ordinary Course, and not amend, modify or terminate any Contract other than in the Ordinary Course without the prior written consent of Purchaser;

(c)	use commercially reasonable efforts to preserve its business intact, to keep available the services of its Employees, and to preserve its relationships with its customers and others with whom it deals consistent with past practice;

(d)	maintain in full force and effect all of the insurance policies listed on Schedule 3.19;

(e)	continue to maintain all of its usual books and records in accordance with its past practices and not to make any material Tax elections;

(f)	not amend its articles or incorporation, bylaws or other organizational documents;

(g)	not declare or make any non-cash dividend or other non-cash payment on or with respect to the Stock, redeem or otherwise acquire any securities or issue any securities or any, option, warrant or right relating thereto;

(h)	not pay any bonuses to any of its Employees, other than in the Ordinary Course or as required by pre-existing Contracts;

(i)	not waive any right or cancel any material claim;

(j)	not increase the compensation or the rate of compensation payable to any of its Employees;

(k)	maintain its entity existence and not merge or consolidate with any other entity;

(l)	comply with all material respects with (i) provisions of any Contract and (ii) all applicable Laws consistent with past practices;

(m)	Not make any capital expenditures in excess of $5,000 per expenditure and/or $10,000 in the aggregate;

(n)	neither discuss nor negotiate with any other Person or entity the sale or other transfer, or Encumbrance (other than Permitted Encumbrances), of the assets or the Stock;

(o)	not incur any Indebtedness for borrowed money;

(p)	keep the assets necessary to the conduct of its Business in good order and repair, consistent with past practice and subject to ordinary wear and tear;

(q)	deposit all funds received by it into such Company’s principal bank account; and

(r)	use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement.

5.9 Payment on Account of Contract. Between the date hereof and up until and after the Closing hereunder, Seller shall immediately remit any payment it receives (if any) on account of a Contract of the Company to the Company or Purchaser, as the case may be.

5.10 Transaction Bonuses. With respect to any payments due under the change of control bonus letters referenced on Schedule 5.10 (the “Transaction Bonus Agreements”), the parties acknowledge that the initial payment due under such Bonus Agreements (the “Initial Payment”) shall be paid by the Company immediately prior to Closing (the “Initial Payment Date”), and on or prior to such Initial Payment Date Seller shall pay to the Company the respective amount of such Initial Payment less any cash remaining in the Company at Closing. The obligation to pay the remaining installment under the Bonus Agreements shall be paid by Seller and such obligation is hereby assigned to Seller effective immediately following payment of the Initial Payment.

5.11 Update of Schedules. Between the date hereof and Closing, Seller shall have the right to update and amend its Schedules, and Purchaser shall have the right to update and amend the Purchaser Schedules, which amendments (a “Schedule Change”), if any, shall be effective with respect to the other Sections of this Agreement, provided, however, that if a Schedule Change relates, to the disclosing party’s knowledge, to facts or circumstances in existence prior to the date hereof that should have been disclosed on such party’s Schedules as of the date hereof, and such Schedule Change constitutes a Material Adverse Effect, the party negatively affected by the Schedule Change may terminate the Agreement if written notice of such termination is provided to the party submitting the Schedule Change within three business days of the terminating party’s receipt of the Schedule Change. Neither party may make a claim for Damages based on the facts or circumstances disclosed in a Schedule Change, and the Schedules as modified by any Schedule Change shall be the “Schedules” in effect at and as of the Closing Date.

ARTICLE 6
INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing through the date which is one year after the Closing Date, except all representations and warranties made by Seller under Sections 3.4, 3.5, and 3.16, which shall survive the Closing through the date of the applicable statute of limitations.

6.2 Indemnification Obligations.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser, the Surviving Corporation, and their respective affiliates, and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Seller of any covenant or agreement contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Seller herein; provided, however, that with respect to the breach of any representation or warranty, Seller shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $280,000.00, in which case all Damages shall be paid in excess of $280,000.00, and (ii) in no event shall the aggregate amount of Damages payable by Seller for breach of representation and warranty exceed $2,100,000.00, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Seller under Sections 3.2 3.4, 3.5 and 3.16, and Damages for breaches of these Sections shall instead be limited to the Merger Consideration.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and any of its affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Purchaser herein; and (iii) the operation of the Business of the Surviving Corporation after the Closing Date provided, however, that, with respect to a breach of a representation or warranty by Purchaser (A) Purchaser shall not be required to pay any Damages to Seller or any such Persons unless the aggregate amount of all Damages exceeds $280,000.00, in which case all Damages shall be paid in excess of $280,000.00, and (B) in no event shall the aggregate amount of Damages payable by Purchaser exceed $2,100,000.00.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder, Indemnitee shall notify the other party(s) (“Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim. Notwithstanding anything in this Agreement to the contrary, written notice of any Indemnitee’s claim for indemnification for breach of representations and warranties must be given within the survival period for such representations and warranties set forth in Section 6.1, and any indemnity claim for breaches of representations and warranties which has not been noticed in writing by such date shall be time-barred, irrespective of whether such claim was known or unknown by such date to the party seeking indemnification. Each notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of a dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor’s delivery of notice of a dispute, such dispute shall be settled by mediation or binding arbitration in the manner set forth in Section 10.13. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

(d) Defense of Third Party Claims. Upon receipt by Indemnitor of a notice from an Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor assumes the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release it from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee’s right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense (subject to the validity of the Indemnitee’s claim), and Indemnitee shall have control over the litigation and authority to resolve such claim with the prior consent of Indemnitor, which consent shall not be unreasonably withheld.

6.3 No Double Recovery. Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Damages suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnitor shall not be liable for indemnification to the extent the Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the procedures set forth in Section 6.2.

6.4 Cooperation. Notwithstanding anything to the contrary contained in this Article 6, the parties shall cooperate with each other in connection with any claim for indemnification hereunder, including to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted.

6.5 Mitigation. The amount of any Damages of any Indemnitee under this Article 6 shall be net of (a) the amount, if any, receivable by the Indemnitee from any third party (including, without limitation, any insurance company or other insurance provider) and (b) the amount, if any, equal to any Tax benefit that may be utilized within three years of the date hereof (such amounts being collectively referred to herein as a “Third Party Reimbursement”), in respect of or attributable to the Damages suffered thereby. If, after receipt by the Indemnitee of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto.

6.6 Exclusive Remedy. Except in the case of fraud, the indemnification provided in this Article 6 will constitute the exclusive remedy of the Purchaser, the Company, the Surviving Corporation, and their respective affiliates and Representatives, or Seller and its affiliates and Representatives, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Purchaser and Seller each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s affiliates, to the contrary.

6.8 Adjustments to Merger Consideration . Any payments made pursuant to this Article 6 shall be consistently treated as adjustments to the Merger Consideration for all Tax purposes by Seller and Purchaser.

6.9 Intentional Misrepresentation. Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

6.10 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its affiliates will be liable to the other party(s) or its affiliates for any Damages other than compensatory Damages. Each party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement; provided, however that the foregoing shall not limit any indemnification obligations of either party with respect to third party claims.

ARTICLE 7
TAX MATTERS

7.1 Payment of Taxes. Seller shall pay, and indemnify, defend and hold the Purchaser and the Surviving Corporation harmless against, any and all Taxes of the Company (including without limitation, any Taxes due from Seller) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”). In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Surviving Corporation allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period. The parties acknowledge that Taxes associated with revenue recognized by the Surviving Corporation after the Closing Date will be the responsibility of the Purchaser or the Surviving Corporation.

7.2 Preparation of Tax Returns. Seller shall prepare and file all income Tax Returns for the Company for any tax periods ending on or prior to the Closing Date. Except as otherwise provided in the preceding sentence, Purchaser shall prepare all Tax Returns for the Company or the Surviving Corporation, as applicable. Any officer of Company as of the day immediately preceding the Closing Date shall have the authority, and by execution of this Agreement Purchaser hereby grants any such officer the authority, to sign any of such Tax Returns prepared by Purchaser. Seller shall reimburse Purchaser for Taxes of the Company which are allocable to the Pre-Closing Period (in accordance with Section 7.1) within 15 days after payment by Purchaser or the Surviving Corporation of such Taxes. Purchaser shall not file, or cause the Surviving Corporation to file, any amended Tax Returns for the Company or the Surviving Corporation, as applicable, for tax periods that include a period prior to the Closing Date without prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

7.3 Payment Over of Refunds. The Surviving Corporation shall promptly pay, and Purchaser shall cause the Surviving Corporation to pay, to Seller any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date.

7.4 Control of Tax Audits. Seller shall have the right, at its own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company or Surviving Corporation, as applicable; provided that Seller shall not resolve any such contest without the consent of Purchaser, such consent not to be unreasonably withheld or delayed. Purchaser shall have the right, at its own expense, to control, or have the Surviving Corporation control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

7.5 Cooperation. Purchaser and the Surviving Corporation, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Surviving Corporation, and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Surviving Corporation or Seller as the case may be, shall allow the other party to take possession of such books and records. Upon request, Purchaser and Seller further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

7.6 Transfer Taxes. Purchaser and Seller shall each bear one-half of any sales, transfer, stamp, real property transfer or gains or similar Taxes incurred, whether direct or indirect, as a result of the purchase of the Stock by the Purchaser.

7.7 368(a) Transaction. Seller and Purchaser intend that the transactions contemplated hereby qualify as “tax-free” reorganization within the meaning of Section 368 of the Code and, for Tax reporting purposes, will report the transactions contemplated hereby as a tax-free reorganization.

ARTICLE 8

DELIVERIES AT CLOSING

8.1 Conditions Precedent to Closing of Purchaser. Purchaser’s obligation to consummate the transactions contemplated hereby is subject, at Purchaser’s option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except representations and warranties specifically made only as of an earlier date; Seller will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date and Seller will have delivered to Purchaser a certificate, dated the Closing Date and signed by an officer of Seller to the foregoing effect; and

(b) No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which seeks to restrain or prevent the carrying out of the transactions contemplated hereby.

8.2 Conditions Precedent to Closing of Seller. Seller’s obligation to consummate the transactions contemplated hereby is subject, at Seller’s option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except representations and warranties specifically made only as of an earlier date; Purchaser will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and Purchaser will have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Purchaser to the foregoing effect; and

(b) No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which seeks to restrain or prevent the carrying out of the transactions contemplated hereby.

8.3. The Company’s and Seller’s Deliveries at Closing. The Company and the Seller, as applicable, shall deliver to Purchaser at Closing:

(a) A stock power assigning all of the Stock to Purchaser;

(b) Good standing certificate or the equivalent for the Company, dated no earlier than ten (10) days before the Closing Date, from the jurisdiction of incorporation;

(c) Duly executed resignations of each member of the board of directors of the Company;

(d) The minute books, equity transfer books or similar books and records and seal, if available, of the Company (or as soon as possible after Closing);

(e) To the extent necessary and to the extent such authorizations are in the name of an employee of a Seller, authorized forms to change permitted users and authorized persons for banking relationships;

(f) A countersigned copy of the Registration Rights Agreement;

(g) Evidence satisfactory to Seller that Purchaser shall have filed and caused to become effective the Series D Certificate of Designation with the Nevada Secretary of State

(h) The Certificate of Merger; and

(i) All keys to safe deposit boxes of the Company, if any, which are held by Seller and authorized forms to change the permitted users of the safe deposit boxes.

8.4 Purchaser’s Deliveries at Closing. Purchaser shall deliver to Seller at Closing:

(a) wire transfers of immediately available United States federal funds in the amounts equal to the Cash Consideration;

(b) the Registration Rights Agreement;

(c) a stock certificate representing the Series D Preferred Stock;

(d) the Note;

(e) the Series D Certificate of Designation; and

(f) the Certificates of Merger.

ARTICLE 9
TERMINATION

9.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)	by mutual written consent of Purchaser, on the one hand, and Seller on the other;

(b)	by Purchaser, on the one hand, or Seller on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)	by Seller if Purchaser (x) breaches its representations and warranties in any material respect or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; provided that Seller shall have first provided Purchaser with a 15 day period to cure such breach after receipt of notice thereof by Seller; or

(d)	by Purchaser if Seller and/or the Company (x) breach their representations and warranties in any material respect or (y) fail to comply in any material respect with any of its covenants or agreements contained herein, provided that Purchaser shall have first provided Seller with a 15 day period to cure such breach after receipt of notice thereof by Purchaser.

(e)	in the manner set forth in Section 5.11.

9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect, other than this Section 9.2 and Sections 5.2 (Confidentiality) and 5.3 (Publicity), the limitations on indemnity set forth in Article 7, 10.2 (Expenses), 10.4 (Controlling Law) and 10.13 (Arbitration/Mediation), which shall each survive the termination of this Agreement, and there shall be no liability on the part of any of Purchaser or Seller to one another, except for material breaches of this Agreement prior to the time of such termination.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

10.2 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

10.3 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

10.4 Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Delaware, without regard to the Laws of the State of Delaware as to choice or conflict of Laws.

10.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a other or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Seller may, without the consent of Purchaser, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate of Seller, provided that such assignment does not relieve Seller of any of its obligations under this Agreement, and Purchaser may, without the consent of Seller, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate, provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement.

10.7 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

10.8 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Seller:

Platinum Equity, LLC
360 N. Crescent Dr.
South Building
Beverly Hills, CA 90210
Attention: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

If to Purchaser:

Halo Technology Holdings
200 Railroad Avenue
Greenwich, CT 06830
Attention: Ernest Mysogland
Facsimile No.: (203) 422-5329

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of satisfactory transmission of a facsimile if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

10.9 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

10.10 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

10.12 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

10.13 Arbitration/Mediation. Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein or attached hereto, shall first be attempted to be settled by mediation (by a mutually agreeable mediator located in a mutually agreeable location) and then by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be held in a mutually agreeable location. The costs of such arbitration (other than attorneys’ fees and other experts’ fees and related costs) shall be borne equally by the parties. Each party shall bear its own attorneys’ fees and other experts’ fees and related costs. The arbitrator shall not have the authority to award punitive damages or to award attorneys’ fees or costs to any party in any such arbitration proceedings.

10.14 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “or” shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement and all references to Schedules are to Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

10.15 Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Ernest C. Mysogland
Name: Ernest C. Mysogland
An authorized officer

MERGER SUB:

TAC/HALO, INC.

By: /s/ Ernest C. Mysogland
Name: Ernest C. Mysogland
An authorized officer

SELLER:

PLATINUM EQUITY, LLC

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

THE COMPANY:

TESSERACT CORPORATION

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer